UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2008

Cherokee International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50593	95-4745032
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2841 Dow Avenue Tustin, California		92780
(Address of Principal Executive Offices)		(Zip Code)

(714) 544-6665
(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers;  Election of Directors;  Appointment of Certain Officers;  Compensatory Arrangements of Certain Officers.

On April 14, 2008, Cherokee International Corporation (the “Company”) entered into transaction bonus agreements with each of Jeffrey M. Frank, the Company’s President and Chief Executive Officer, Linster W. Fox, the Company’s Executive Vice President, Chief Financial Officer and Secretary, and Mukesh Patel, the Company’s Executive Vice President of Global Operations (each, an “executive”).  The transaction bonus agreements provide that, in the event of a company sale (defined in the agreements as a sale in one or a series of related transactions of all or substantially all of the Company’s assets, or of more than 50% of the issued and outstanding voting equity securities of the Company other than to the Company or certain major shareholders), the executive will be entitled to receive a transaction bonus, provided that the executive is either employed by the Company at the time of the company sale, the Company terminates the executive’s employment without cause (as defined in the agreements) within six months prior to the company sale, or the executive terminates his employment for good reason (as defined in the agreements) within six months prior to the company sale.  If the executive terminates his employment with the Company voluntarily or is terminated by the Company for cause prior to the company sale, the executive is not eligible for a bonus under the transaction bonus agreement.  Further, the executive must execute a general release of claims in favor of the Company following the company sale in order to receive his transaction bonus.

The amount of the transaction bonus that each executive is eligible for pursuant to his agreement varies and is tied to the net proceeds from the company sale.  The maximum amount of the transaction bonus for each of Messrs. Frank, Fox and Patel are $5 million, $3 million and $450,000, respectively, based on a net sales price of $10.00 per share.  The agreements also contain a non-solicitation covenant in favor of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHEROKEE INTERNATIONAL CORPORATION
(Registrant)

		By:	/s/ LINSTER W. FOX
Date:	April 18, 2008		Linster W. Fox
Executive Vice President, Chief Financial Officer and Secretary